EXHIBIT 4.4


                          FIRST SUPPLEMENTAL INDENTURE


     FIRST SUPPLEMENTAL INDENTURE (this "Supplemental Indenture") dated as of June 29, 1998 among Apple South, Inc., a Georgia corporation (the "Company"), and SunTrust Bank, Atlanta, a Georgia banking corporation, as Trustee (the "Trustee").

                                   WITNESSETH:

     WHEREAS, in accordance with Section 9.02 of the Indenture, relating to the 9 3/4 Senior Notes due 2006 of the Company (the "Notes"), dated as of May 1, 1996 (the "Indenture"), the Trustee, the Company, and the Holders of at least a majority in principal amount at maturity of the Notes outstanding as of the date hereof desire to amend certain terms of the Indenture as described below;

     WHEREAS, all things necessary to make this Supplemental Indenture a valid supplement to the Indenture according to its terms and the terms of the Indenture have been done;

     NOW, THEREFORE, the parties hereto agree as follows:

     SECTION 1. Certain Terms Defined in the Indenture and the Notes. All capitalized terms used herein without definition herein shall have the meanings ascribed thereto in the Indenture or the Notes, as the case may be.

     SECTION 2. Amendments to the Terms of the Notes. The terms of the Notes are hereby amended as follows:

     (a)  Amendment  of  "Limitation  on  Indebtedness"   Covenant.  The  second
paragraph of the covenant "Limitations on Restricted Payments" is hereby amended to read in its entirely as follows:

     "The foregoing provision shall not take into account, and shall not be violated by reason of: (i) the payment of any dividend within 60 days after the date of declaration thereof if, at said date of declaration, such payment would comply with the foregoing paragraph; (ii) the redemption, repurchase, defeasance, or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the Notes including premium, if any, and accrued and unpaid interest, with the proceeds of, or in exchange for, permitted refinancing indebtedness; (iii) the repurchase, redemption or other acquisition of Capital Stock of the Company in exchange for, or out of the proceeds of a substantially concurrent offering of, shares of Capital Stock (other than Redeemable Stock) of the Company; (iv) the acquisition of Junior Indebtedness of the Company in exchange for, or out of the proceeds of, a substantially concurrent offering of, shares of the Capital Stock of the Company (other than Redeemable Stock); (v) the purchase, redemption, acquisition, cancellation, or other retirement for value of shares of Capital Stock of the Company, options on any such shares or related stock appreciation rights or similar securities held by officers or employees or former officers or employees (or their estates or beneficiaries under their estates), upon death, disability, retirement, termination of employment, or pursuant to any agreement under which such shares of stock or related rights were issued; (vi) payments or distributions pursuant to or in connection with a consolidation, merger, or transfer of assets that complies with the provisions of the Indenture applicable to mergers, consolidations, and transfers of all or substantially all of the property and assets of the Company; or (vii) the purchase, redemption, acquisition, cancellation or other retirement for value of shares of the Company's common stock for an aggregate amount not to exceed $100,000,000; provided that, except in the case of clauses (i), (iii) and (vii), no Default or Event of Default (as defined below) shall have occurred and be continuing or occur as a consequence of the actions or payments set forth therein."

     (b) Addition of New "Limitation on Guarantees by Restricted Subsidiaries" Covenant. The terms of the Notes are hereby revised to add a new "Limitation on Guarantees by Restricted Subsidiaries Covenant" to read as follows:

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     "Limitation on Guarantees by Restricted Subsidiaries. The Company shall not permit any Restricted subsidiary, directly or indirectly, to Guarantee any Indebtedness of the Company which is pari passu with or subordinate in right of payment to the Notes ("Guaranteed Indebtedness"), unless (i) such Restricted Subsidiary simultaneously executes and delivers a Subsidiary Guaranty in the form of Exhibit A to the First Supplemental Indenture dated as of June 29, 1998 between the Company and the Trustee (a "Subsidiary Guaranty"). If the Guaranteed Indebtedness is (A) pari passu with the Notes, then the Guarantee of such Guaranteed Indebtedness shall be pari passu with, or subordinated to, the Subsidiary Guaranty or (B) subordinated to the Notes, then the Guarantee of such Guaranteed Indebtedness shall be subordinated to the Subsidiary Guaranty at least to the extent that the Guaranteed Indebtedness is subordinated to the Notes.

     Notwithstanding the foregoing, any Subsidiary Guaranty by a Restricted Subsidiary may provide by its terms that it shall be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer, to any person not an Affiliate of the Company, of all of the Company's and each Restricted Subsidiary's Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the Indenture ) or (ii) the release or discharge of the Guarantee which resulted in the creation of such Subsidiary Guaranty, except a discharge or release by, or as a result of, payment under such Guarantee."

     (c) Amendment of "Limitation on Indebtedness" Covenant. The "Limitation of Indebtedness" covenant is hereby amended by (i) deleting the "and" at the end of clause (iv); (ii) deleting the "." at the end of clause (v) and substituting ";" therefor; and (iii) adding new clauses "(vi)" and "(vii)" to read as follows:

     "(vi) Indebtedness of any Restricted Subsidiary under its Subsidiary Guaranty of the Notes required by the "Limitation on Guarantees by Restricted Subsidiaries" covenant; and

     "(vii) Guarantees by any Restricted Subsidiary of Indebtedness incurred by the Company in compliance with clause (i) above to the extent the obligations of such Restricted Subsidiary under such Guarantees are pari passu with, or subordinated to, the Subsidiary Guaranty of such Restricted Subsidiary."

     (d) Amendment to the Events of Default. The Events of Default applicable to the Notes are amended by (i) deleting the "or" that appears before clause (vii),
(ii) deleting the "." at the end of clause (vii) and substituting "; or" therefor, and (iii) adding a new clause (viii) to read as follows:

     "(viii) Any subsidiary Guaranty ceases to be in full force and effect or is declared null and void or any Restricted Subsidiary denies that it has any further liability under any Subsidiary Guaranty, or gives notice to such effect (other than by reason of the termination of the Indenture or the release of any such Subsidiary Guaranty in accordance with the Indenture)."

     (e) Amendment of Definition of "Subsidiary Indebtedness." The definition of Subsidiary Indebtedness is amended by (i) deleting the "." at the end of the definition and substituting a ";" therefor, and (ii) adding a new clause to read as follows:

     "provided  that  Subsidiary   Indebtedness  shall  not  include  Guarantees
permitted under clauses (vi) and (vii) under the "Limitation on Indebtedness" covenant."

     SECTION 3. Governing Law. The laws of the State of New York shall govern this Supplemental Indenture.

     SECTION 4. Counterparts. This Supplemental Indenture may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

     SECTION 5. Ratification. Except as expressly amended hereby, each provision of the Indenture shall remain in full force and effect and, as amended hereby, the Indenture is in all respects agreed to, ratified and confirmed by each of the Company and the Trustee.

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     IN WITNESS WHEREOF,  the parties hereto have caused this First Supplemental
Indenture to be duly executed as of the date first above written.


                                      AVADO BRANDS, INC.



                                      By:  _________________________________
                                           Title:



                                      SUNTRUST BANK, ATLANTA,
                                      As Trustee



                                      By: _________________________________
                                          Title:




     Exhibits and schedules to this agreement are not filed pursuant to Item 601(b)(2) of SEC Regulation S-K. By the filing of this Form 10-Q, the Registrant hereby agrees to furnish supplementally a copy of any omitted exhibit or schedule to the Commission upon request.


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